Exhibit 10.31

Tetraphase Pharmaceuticals, Inc. 480 Arsenal Street, Suite 110 Watertown, MA 02472

February 28, 2018

Larry Edwards

[address]

[address]

Dear Larry:

On behalf of Tetraphase Pharmaceuticals, Inc. (the "Company"), I am very pleased to present you with this amended and restated offer letter in connection with our offer to promote you to the position of Chief Operating Officer.  The purpose of this letter is to summarize the terms of your continued employment with the Company in this new appointment, should you accept our offer.

1.

Employment.  Effective March 1, 2018 (the “Effective Date”), you will be employed to serve on a full-time basis in the position of Chief Operating Officer, reporting directly to me as President and Chief Executive Officer, Tetraphase Pharmaceuticals, Inc.   As Chief Operating Officer, you will have such duties and responsibilities as are customary for such position and such other duties and responsibilities as may be assigned to you by the Company.  You agree to continue to devote your full business time, best efforts, skill, knowledge, attention, and energies to the advancement of the Company's business and interests and to the performance of your duties and responsibilities as an employee of the Company.

2.

Base Compensation.  As of the Effective Date, your base salary will be increased to the rate of $15,384.62 per bi-weekly pay period (equivalent to an annualized rate of $400,000), less all applicable federal, state, and local taxes and withholdings, such base salary to be paid in installments in accordance with the Company’s standard payroll practices.  Such base salary may be adjusted from time to time in accordance with normal business practices and in the sole discretion of the Company.

3.

Bonus.  If the Board of Directors approves an annual bonus for fiscal year 2018 or any fiscal year thereafter, you may be eligible for a discretionary retention and performance bonus award of up to 40% of your annualized base salary in such year (the “Target Bonus”).  The bonus award, if any, will be based on both individual and corporate performance and will be determined by the Board of Directors of the Company in its sole discretion.  In any event, in order to be eligible for and to earn a bonus, if any, you must be an active employee of the Company on the date such bonus is distributed, as it also serves as an incentive to remain employed by the Company. Any bonus that the Board determines to be payable for a fiscal year will be paid before March 15th of the next fiscal year.

4.

Benefits.  You will continue to participate in any and all benefit programs that the Company establishes and makes available to its employees from time to time, provided that you are eligible under (and subject to all provisions of) the plan documents governing those programs.  Such benefits may include: participation in group medical and dental insurance programs, term life insurance, long-term disability insurance and participation in the Company's 401(k) plan.  The benefits made available by the Company, and the rules, terms, and conditions for participation in such benefit programs, may be changed by the Company at any time and from time to time without advance notice (other than as required by such programs or under law).  With respect to vacation time, you will begin to accrue vacation at 1.67 days/month or the equivalent of a maximum of 4 weeks per calendar year.  Vacation may be taken at such times as may be approved by the Company.  Your accrual and use of vacation time will also be subject to any and all vacation policies and procedures that the Company establishes from time to time.

5.	Stock Incentive Program. You will continue to be eligible to participate in the Company's stock incentive program.
6.

At-Will Employment.  This letter shall not be construed as an agreement, either express or implied, to continue to employ you for any stated term, and shall in no way alter the Company’s policy of employment at will, under which both you and the Company remain free to terminate the employment relationship at any time, for any reason, with or without cause, and with or without notice.  Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at-will" nature of your employment may only be changed by a written agreement signed by you and the principal executive officer of the Company, which expressly states the intention to modify the at-will nature of your employment.  Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company, except to the extent explicitly set forth in Section 7 hereof.

7.

Severance Benefits.  Notwithstanding your status as an at-will employee, in the event that the Company (or, as may be applicable, an acquiring or succeeding company) terminates your employment without “Cause,” or you terminate your employment with the Company (or, as may be applicable, an acquiring or succeeding company) for “Good Reason” (each term as defined in Exhibit A and in either case a “Qualifying Termination”), you will be eligible for the benefits outlined in either sub-section A or subsection B (the “Severance Benefits”), subject to the terms set forth in this letter agreement:

(A)If a Qualifying Termination occurs prior to or more than twelve months following a Change in Control Event (as defined in Exhibit A), the Company will provide to you as severance pay an amount equal to twelve (12) months of your then-current base salary (subject to all applicable federal, state and local taxes and withholdings and payable over a twelve -month period in accordance with the Company’s regular payroll practices).  In addition, should you timely elect and be eligible to continue receiving group medical coverage pursuant to applicable “COBRA” law, and so long as the Company can provide such benefit without violating the nondiscrimination requirements of applicable law, the Company will, until the earlier of (x) the date that is twelve (12) months following your termination date and (y) the date you (or, as applicable, your beneficiaries) become eligible for coverage through a new employer, continue to pay the share of the premium for such coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage (provided that the Company will not pay more each month than the monthly amount it was paying for your coverage when your employment ended).  The remaining balance of any premium costs shall timely be paid by you on a monthly basis (or such other basis as is required by the Company) for as long as, and to the extent that, you remain eligible for COBRA continuation.

(B)If a Qualifying Termination occurs upon or during the twelve month period commencing upon a Change in Control Event, the Company will provide to you as severance pay an amount equal to the sum of (i) twelve (12) months of your then-current base salary (subject to all applicable federal, state and local taxes and withholdings and payable over a twelve -month period in accordance with the Company’s regular payroll practices) and (ii) an amount equal to 100% of your then-current annual Target Bonus (subject to all applicable federal, state and local taxes and withholdings and payable in a lump sum).  In addition, should you timely elect and be eligible to continue receiving group medical coverage pursuant to applicable “COBRA” law, and so long as the Company can provide such benefit without violating the nondiscrimination requirements of applicable law, the Company will, until the earlier of (x) the date that is twelve (12) months following your termination date and (y) the date you (or, as applicable, your beneficiaries) become eligible for coverage through a new employer, continue to pay the share of the premium for such coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage (provided that the Company will not pay more each month than the monthly amount it was paying for your coverage when your employment ended).  The remaining balance of any premium costs shall timely be paid by you on a monthly basis (or such other basis as is required by the Company) for as long as, and to the extent that, you remain eligible for COBRA continuation.  Further, the vesting of all stock options held by you on the date of termination shall be accelerated, such that such stock options shall become 100% fully vested and exercisable.

Your receipt of severance pay and benefits as set forth in this Section 7 is conditioned upon your full compliance with the Non-Solicitation Agreement (as defined in Section 8 below), your timely execution of a separation and release of claims agreement prepared by and satisfactory to the Company (which will include, at a minimum, a release by you of all releasable claims, non-disparagement and cooperation obligations, and reaffirmation of your continuing obligations under the Non-Solicitation Agreement) (the “Release”), and any applicable revocation period with respect to the Release expiring without revocation within 60 days (or such shorter period as may be directed by the Company) following your termination date.  If the Release has been executed and any applicable revocation period has expired prior to the 60th day following your termination, then the severance payments and benefits shall commence (or in the case of any lump sum payment, be paid) on the first regular pay date after any applicable revocation period has expired (but no earlier than the 30th day following your termination date); provided, however, that if the 60th day following your termination occurs in the calendar year following the calendar year during which your termination occurs, then the severance payments shall commence (or in the case of any lump sum payment, be paid) no earlier than January 1 of such subsequent calendar year. The provision of severance pay and benefits hereunder shall be subject to the terms and conditions set forth in Section 11 hereto. In the event you breach your obligations under the Release or the Non-Solicitation Agreement, you will have no right to receive, and the Company shall not provide to you, any severance pay or benefits following the date of such breach. Such cessation of payments and benefits shall be in addition to, and not in lieu of, any and all other remedies, whether at law or in equity, available to the Company for such breach.

8.

Non-Solicitation, Non-Disclosure and Developments Agreement.  As a condition of your continued employment and promotion, you reaffirm your obligations under the Non-Solicitation, Non-Disclosure and Developments Agreement (the “Non-Solicitation Agreement”) which you previously signed in connection with your employment, a copy of which is enclosed with this letter.

9.

Company Policies and Procedures.  As an employee of the Company, you remain required to comply with all Company policies and procedures.  Violations of the Company's policies may lead to immediate termination of your employment.  Further, the Company's premises, including all workspaces, furniture, documents, and other tangible materials, and all information technology resources of the Company (including computers, data and other electronic files, and all internet and email) remain subject to oversight and inspection by the Company at any time.  Company employees should have no expectation of privacy with regard to any Company premises, materials, resources, or information.

10.

Other Agreements and Governing Law. You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from continuing employment with or carrying out your responsibilities for the Company hereunder, or which is in any way inconsistent with the terms of this letter.  Please note that this amended and restated offer letter is your formal offer of continued employment and supersedes any and all prior or contemporaneous agreements, discussions and understandings, whether written or oral, relating to the subject matter of this letter or your employment with the Company, including without limitation the previous offer letter between you and the Company dated May 21, 2015.  The resolution of any disputes under this letter will be governed by Massachusetts law.

11.	Section 409A of the Code.

Subject to the provisions in this Section 11, any severance payments or benefits under this letter will begin only upon the date of your “separation from service” (determined as set forth below) which occurs on or after the date of termination of your employment. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to you under this letter.

(a) It is intended that each installment of the severance payments and benefits provided under this letter shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code and the guidance issued thereunder (“Section 409A”). Neither you nor the Company will have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(b) The determination of whether and when your separation from service from the Company has occurred shall be made and in a manner consistent with and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this paragraph, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Internal Revenue Code.

(c) If, as of the date of your separation from service from the Company, you are not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments and benefits provided under this letter shall be made on the dates and terms set forth in this letter.

(d) If, as of the date of your separation from service from the Company, you are a “specified employee” (within the meaning of Section 409A), then:

(i) Each installment of the severance payments and benefits due under this letter that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when your separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A and shall be paid on the dates and terms set forth in this letter; and

(ii) Each installment of the severance payments and benefits due under this letter that is not described in Section 11(d)(i) and that would, absent this subsection, be paid within the six-month period following your separation from service from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments or benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of your second taxable year following the taxable year in which the separation from service occurs.

(e) All reimbursements and in-kind benefits provided under this letter shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in your offer letter), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

(f) Notwithstanding anything herein to the contrary, the Company makes no representation or warranty and shall have no liability to you or to any other person if the payments and benefits provided in this letter are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.

If you agree with the terms of your continued employment in connection with your appointment to the position of Chief Operating Officer, as set forth herein, please sign the enclosed duplicate of this letter in the space provided below and return it to me.  This offer is effective through March 1, 2018.  If you do not accept this offer by such date, it will be deemed revoked.

On behalf of Tetraphase Pharmaceuticals, Inc.

Guy Macdonald
President and Chief Executive Officer

The foregoing correctly sets forth the terms of my continued at-will employment by the Company.  I am not relying on any representations pertaining to my employment other than those set forth above.

/s/ Larry Edwards Larry Edwards	Date: March 1, 2018

EXHIBIT A

Definitions

For the purposes of this amended and restated offer letter:

(1)  “Cause” shall mean: (a) a good faith finding by the Board of Directors of the Company in its sole discretion that you have (i) failed or refused to substantially perform your assigned duties for the Company, or failed or refused to comply in any material respect with the Company’s material policies or procedures, which failure or violation is not cured (provided that the Company deems that such failure or violation is curable) within 20 days following written notice from the Company to you specifying the duties not performed or the nature of the violation, (ii) engaged in dishonesty, gross negligence or misconduct, or (iii) breached any employment agreement, confidentiality agreement, non-solicitation agreement, or other agreement entered into between you and the Company; or (b) your conviction of, or the entry of a pleading of guilty or nolo contendere by you to, any crime involving dishonesty or moral turpitude or any felony.

(2)  “Change in Control Event” shall mean

(a) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control Event: (i) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), or (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

(b) the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership of the Outstanding Company Voting Securities immediately prior to such Business Combination:

provided that, where required to avoid additional taxation under Section 409A, the event that occurs must also be a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” as defined in Treasury Regulation Section 1.409A-3(i)(5).

(3)  “Good Reason” shall occur if a Cause event has not occurred or has not been cured, to the extent curable, and if (x) you provide written notice to the Company of the event or change you consider to constitute “Good Reason” within 30 calendar days following its occurrence, (y) you provide the Company with a period of at least 30 calendar days to cure the event or change, and (z) the “Good Reason” persists following the cure period, and you actually resign within 60 calendar days following the event or change. An event or change constituting “Good Reason” shall be limited to any of the following that occur without your prior written consent: (a) a material diminution of your duties, authority or responsibilities, provided, however, that the assignment of different duties to you by the Company involving a reasonably comparable level of responsibility shall not, by itself, constitute “Good Reason,” and provided, further, that a change in your duties, authority or responsibilities solely as a result of the Company’s acquisition by or merger with another entity, if you continue to have a comparatively senior role relative to the Company or its successor following such event, shall not, by itself, constitute “Good Reason”; (b) a material diminution in your base compensation, or (c) the relocation of the principal place at which you provide services to the Company by at least 50 miles and to a location such that your daily commuting distance is increased.